Exhibit 99.1

For investors:
Mark H. Tubb, 205-745-2627
mark.tubb@walterenergy.com
or
For media:
Thomas F. Hoffman, 205-745-2612
tom.hoffman@walterenergy.com

Walter Energy Announces First Quarter 2014 Results

Metallurgical Coal Sales of 2.6 Million Metric Tons

Metallurgical Coal Cash Cost of Sales per Metric Ton Improved 9.7%

Metallurgical Coal Production Volume Increased 13.3%

Liquidity of $676 Million

BIRMINGHAM, AL  — May 1, 2014 — Walter Energy, Inc. (NYSE:WLT) (TSX:WLT), a leading, publicly traded “pure-play” producer of metallurgical (“met”) coal for the global steel industry, today announced results for the quarter ended March 31, 2014.

“We continued to execute well in the first quarter, operating safely and reducing costs further,” said Walt Scheller, Chief Executive Officer. “We also made strides in improving our capital structure and liquidity,” Scheller added. “However, met coal pricing was under pressure in the quarter, and the lower pricing had a significant adverse impact on our revenues and earnings. We have taken steps to reduce unprofitable production and to further cut costs. We are taking actions to make our company stronger while remaining in a position to capitalize on the value of our high quality met coal reserves when the market improves.”

Consolidated Financial Results

Walter Energy reported a net loss of $92.2 million, or $1.47 loss per diluted share, in the first quarter of 2014, compared with a net loss of $49.4 million, or $0.79 loss per diluted share, in the first quarter of 2013. The adjusted net loss for the quarter, which excludes certain unusual items, was $94.2 million, or $1.50 loss per diluted share as compared with the adjusted net loss for the prior-year period of $40.1 million, or $0.64 loss per diluted share.

First quarter 2014 consolidated revenues totaled $413.9 million, compared with $491.3 million in the first quarter of 2013, reflecting a decrease in average met coal selling prices of $25.62 per metric ton (“MT”) and a decline of 0.2 million MTs in met coal sales volume. First quarter results also reflected lower met coal cash cost of sales per ton, significant reductions in selling, general and administrative (“SG&A”) expenses, approximately $17.0 million of charges for lower of cost or market (“LCM”) adjustments to give effect to the decline in second quarter 2014 met coal prices on valuing first quarter ending inventories, and $13.9 million in accelerated amortization of capitalized debt discount and debt issuance costs related to financing activities in the quarter.

The Company reported an operating loss of $47.1 million for the first quarter, a $16.5 million improvement compared with the $63.6 million operating loss in 2013. Although revenues declined significantly due to the decrease in met coal prices and volume, the Company’s successful focus on cost reductions resulted in the improved operating results.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the quarter totaled $27.6 million, and adjusted EBITDA totaled $26.2 million. First quarter of 2013 adjusted EBITDA, which excluded proxy contest expenses and other items, totaled $32.0 million. A reconciliation of Net loss to EBITDA and adjusted EBITDA is provided in the Company’s “Reconciliation of Non-GAAP Financial Measures” included with this release.

Metallurgical Coal Sales Volume and Pricing

First quarter 2014 met coal sales volume, including both hard coking coal (“HCC”) and low-volatility (“low-vol”) pulverized coal injection product (“PCI”), was 2.6 million metric tons (“MMTs”), representing a decrease of 0.2 MMTs compared with the prior-year comparable quarter. HCC sales volume was 2.3 MMTs compared with 2.4 MMTs in 2013. Low-vol PCI sales volume totaled 0.3 MMTs compared with 0.4 MMTs in 2013.

The average selling price for HCC was $127.43 per MT, down from $154.34 per MT in the first quarter of 2013. The selling price for low-vol PCI averaged $117.26 per MT in first quarter 2014 compared with $139.23 per MT in the prior-year comparable quarter.

Metallurgical Coal Cash Cost of Sales

Met coal cash cost of sales for the first quarter of 2014 averaged $107.89 per MT, down 9.7% compared with the first quarter of 2013. Continued improvement in cost performance was partially offset by the impact of the LCM charges in the current-year period.

Metallurgical Coal Production

Met coal production was 3.1 MMTs in the quarter, compared with 2.8 MMTs in the prior-year period. The increase was largely due to a 36% increase in low-vol HCC production at Mine No. 7 in Alabama. Additionally, production of low-vol PCI in Canada increased 17%, and the Company’s mid-vol mines in Alabama and Canada reported production increases of 13%.

Met coal cash cost of production averaged $68.74 per MT in the quarter, down $21.04 per MT, or 23.4%, as compared with the prior-year quarter.

Other Expenses

SG&A expenses totaled $20.8 million in the quarter, compared with $30.7 million in the prior year quarter, a 32.2% decrease.

Interest expense for the quarter totaled $79.4 million compared with $52.6 million in 2013. The increase in interest expense for the quarter was due to an increase in long-term debt, higher interest rates and accelerated amortization of capitalized debt discount and debt issuance costs.

Income Taxes

The Company recognized an income tax benefit of $36.0 million in the first quarter, compared to an income tax benefit of $66.0 million in the prior-year period. The decrease in the income tax benefit and rate year over year was primarily due to a full valuation allowance provided against the U.S. net deferred tax assets generated during the current period.

Capital Expenditures

Capital expenditures totaled $12.3 million, compared with $34.0 million in 2013. Continued lower capital spending reflects the Company’s focus on disciplined spending in light of ongoing weak market conditions. The Company expects 2014 capital expenditures to approximate $130 million.

Liquidity

Available liquidity was $676 million at the end of the quarter, consisting of cash and cash equivalents of $405 million plus $271 million of availability under the Company’s $314 million revolving credit facilities, net of outstanding letters of credit of $43 million.

During the quarter, the Company issued $200 million of 9.5% Senior Secured Notes and $350 million of 11.0%/12.0% Senior Secured Second Lien PIK Toggle Notes. Proceeds from the notes were used to prepay the Company’s remaining Term Loan A debt of $407 million, with the remainder available for general corporate purposes. The Company has no significant debt maturities until 2018.

On April 24, 2014, the Company agreed to issue 3.15 million shares in common stock in exchange for $35,000,000 of the Company’s 9.875% Senior Notes due 2020 held by a note holder. This transaction results in $3.5 million in interest savings annually, and a gain of approximately $12.0 million is anticipated to be recognized in the second quarter of 2014 in connection with this transaction.

Outlook

On April 15, 2014, the Company announced plans to idle production at its mines in Canada. Taking into account the impact of idling these mines, full-year 2014 met coal production is expected to total between 9.0 and 10.0 MMTs, and met coal sales are expected to total between 10.5 and 11.5 MMTs.

Use of Non-GAAP Measures

This release contains the use of certain U.S. non-GAAP (“Generally Accepted Accounting Principles”) measures. These non-GAAP measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP measures may not be comparable to other similarly titled measures used by other entities. A reconciliation of non-GAAP to GAAP measures is provided in the financial section of this release.

Conference Call Webcast

The Company will hold a webcast to discuss first quarter 2014 results on Thursday, May 1, 2014, at 9:00 a.m. ET. To listen to the live event, visit www.walterenergy.com.

About Walter Energy

Walter Energy is a leading, publicly traded “pure-play” metallurgical coal producer for the global steel industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 3,100 employees, with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting Walter Energy and are subject to various risks, uncertainties and factors relating to Walter Energy’s operations and business environment, all of which are difficult to predict and many of which are beyond Walter Energy’s control, which could cause Walter Energy’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from Walter Energy’s forward-looking statements: unfavorable economic, financial and business conditions; a substantial or extended decline in pricing, demand, and other factors beyond Walter Energy’s control; failure of Walter Energy’s customers to honor or renew contracts; Walter Energy’s ability to collect payments from its customers; inherent risks in coal mining that are beyond Walter Energy’s control; title defects preventing Walter Energy from (or resulting in additional costs for) mining its mineral interests; concentration of Walter Energy’s mining operations in a limited number of areas; a significant reduction of or loss of purchases by Walter Energy’s largest customers; unavailability or uneconomical transportation for Walter Energy’s coal; significant competition and foreign currency fluctuation; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; work stoppages, labor shortages and other labor relations matters; Walter Energy’s ability to hire and retain a skilled labor force; risks associated with Walter Energy’s reclamation and mine closure obligations; inaccuracies in Walter Energy’s estimates of coal reserves; Walter Energy’s ability to develop or acquire coal reserves in an economically feasible manner; challenges to Walter Energy’s licenses, permits and other authorizations; failure to meet project development and expansion targets; risks associated with operating in foreign jurisdictions; risks associated with environmental, health and safety laws and regulations; risks associated with federal, state and provincial regulatory agencies’ authority to order temporary or permanent closure of Walter Energy’s mines; increased focus by regulatory authorities on the effects of surface coal mining on the environment; risks related to climate change concerns; risks related to Walter Energy’s operations’ impact on the environment; risks related to Walter Energy’s indebtedness; Walter Energy’s ability to generate cash for its financial obligations, to refinance its indebtedness or to obtain additional financing; Walter Energy’s ability to incur additional indebtedness; restrictions in Walter Energy’s existing and future debt agreements; events beyond Walter Energy’s control may result in an event of default under one or more of its debt instruments; downgrades in Walter Energy’s credit ratings; failure to obtain or renew surety bonds on acceptable terms could affect Walter Energy’s ability to secure reclamation and coal lease obligations; costs associated with Walter Energy’s pension and benefits, including postretirement benefits; costs associated with Walter Energy’s workers’ compensation and certain medical and disability benefits; adverse rulings in current or future litigation; Walter Energy’s ability to attract and retain key personnel; Walter Energy’s ability to identify or integrate suitable acquisition candidates to promote growth; volatility in the price of Walter Energy’s common stock; Walter Energy’s ability to pay regular dividends to stockholders; Walter Energy’s exposure to indemnification obligations; risks associated with terrorist attacks and threats and escalation of military activity in response to such attacks; risks associated with cyber-attacks or other security breaches; and other risks and uncertainties including those described in Walter Energy’s filings with the SEC. Forward-looking statements made by Walter Energy in this release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in Walter Energy’s most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available on Walter Energy’s website at www.walterenergy.com and on the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Walter Energy to predict these events or how they may affect it or its anticipated results. Walter Energy has no duty to, and does not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
($ in thousands, except per share and share amounts)
Unaudited

	For the three months
	ended March 31,
	2014	2013
Revenues:
Sales	$405,229	$489,609
Miscellaneous income	8,656	1,734
	413,885	491,343

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	349,875	420,934
Depreciation and depletion	76,424	81,190
Selling, general and administrative	20,779	30,674
Postretirement benefits	13,869	14,725
Restructuring charges (1)	—	7,440
	460,947	554,963

Operating loss	(47,062)	(63,620)
Interest expense (2)	(79,396)	(52,618)
Interest income	75	650
Other income (loss), net	(1,756)	105
Loss before income tax benefit	(128,139)	(115,483)
Income tax benefit (3)	(35,961)	(66,039)
Net loss	$(92,178)	$(49,444)

Basic and diluted net loss per share	$(1.47)	$(0.79)

Weighted average number of basic and diluted shares outstanding (4)	62,601,240	62,598,990

Comprehensive loss	$(84,816)	$(59,644)

(1)           Represents charges associated with the curtailment of operations at our Willow Creek mine in the Canadian and U.K. Operations segment.

(2)           The three months ended March 31, 2014 includes $13.9 million of accelerated amortization of debt discount and capitalized debt issuance costs associated with the refinancing of term loan A debt using proceeds from the issuance of high yield notes.  The current quarter interest expense also reflects an increase in effective interest rates on our outstanding debt obligations due to the amendments to the 2011 Credit Agreement and the effect of issuing high yield notes in 2013 and in the current quarter.

(3)           The income tax benefit for the current quarter excludes the tax effect for U.S. operating losses as there is currently not adequate evidence that such benefits would be realized.

(4)           In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as that used to calculate basic earnings per share.

WALTER ENERGY, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in thousands)
Unaudited

	For the three months
	ended March 31,
	2014	2013

REVENUES:
U.S. Operations	$330,664	$339,225
Canadian and U.K. Operations	81,577	151,444
Other	1,644	674
Revenues	$413,885	$491,343

OPERATING INCOME (LOSS):
U.S. Operations	$5,870	$(6,957)
Canadian and U.K. Operations	(52,618)	(48,766)
Other	(314)	(7,897)
Operating loss	$(47,062)	$(63,620)

DEPRECIATION AND DEPLETION:
U.S. Operations	$39,066	$47,473
Canadian and U.K. Operations	36,710	33,232
Other	648	485
Depreciation and depletion	$76,424	$81,190

CAPITAL EXPENDITURES:
U.S. Operations	$10,251	$27,401
Canadian and U.K. Operations	609	6,314
Other	1,421	312
Capital expenditures	$12,281	$34,027

WALTER ENERGY, INC. AND SUBSIDIAIRES
QUARTERLY SUPPLEMENTAL FINANCIAL DATA
(Ton information in 000’s metric tons and dollars in USD)
Unaudited

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	U.S. Operations	Canadian and U.K. Operations	Total	U.S. Operations	Canadian and U.K. Operations	Total
Total Metallurgical
Sales Metric Tons	2,011	598	2,609	1,706	1,071	2,777
Production Metric Tons	2,065	1,060	3,125	1,738	1,019	2,757
Average Net Selling Price	$127.39	$123.60	$126.52	$157.28	$143.96	$152.14
Average Cash Cost of Sales per Ton (1)(2)	$95.52	$149.45	$107.89	$109.76	$134.91	$119.46
Average Cash Cost of Production per Ton (1)	$62.06	$81.76	$68.74	$78.11	$109.67	$89.78

Low Vol Hard Coking
Sales Metric Tons	1,266	—	1,266	1,166	105	1,271
Production Metric Tons	1,460	—	1,460	1,074	99	1,173
Average Net Selling Price	$130.51	$—	$130.51	$162.97	$135.63	$160.78
Average Cash Cost of Sales per Ton (1)(2)	$83.69	$—	$83.69	$104.26	$199.39	$111.87
Average Cash Cost of Production per Ton (1)	$49.09	$—	$49.09	$64.69	$155.66	$72.36

Mid Vol Hard Coking
Sales Metric Tons	619	278	897	390	547	937
Production Metric Tons	474	491	965	418	433	851
Average Net Selling Price	$122.59	$130.91	$125.17	$153.28	$149.19	$150.89
Average Cash Cost of Sales per Ton (1)(2)	$121.85	$150.08	$130.60	$135.53	$131.10	$132.94
Average Cash Cost of Production per Ton (1)	$97.88	$85.92	$91.80	$106.86	$99.84	$103.29

High Vol Hard Coking
Sales Metric Tons	126	—	126	150	—	150
Production Metric Tons	131	—	131	246	—	246
Average Net Selling Price	$112.66	$—	$112.66	$121.31	$—	$121.31
Average Cash Cost of Sales per Ton (1)(2)	$104.21	$—	$104.21	$109.50	$—	$109.50
Average Cash Cost of Production per Ton (1)	$76.97	$—	$76.97	$87.80	$—	$87.80

Low Vol PCI
Sales Metric Tons	—	320	320	—	419	419
Production Metric Tons	—	569	569	—	487	487
Average Net Selling Price	$—	$117.26	$117.26	$—	$139.23	$139.23
Average Cash Cost of Sales per Ton (1)(2)	$—	$147.28	$147.28	$—	$123.64	$123.64
Average Cash Cost of Production per Ton (1)	$—	$78.16	$78.16	$—	$109.08	$109.08

Thermal
Sales Metric Tons	328	15	343	383	4	387
Production Metric Tons	155	18	174	434	12	446
Average Net Selling Price	$62.16	$113.15	$64.38	$64.23	$32.98	$63.92
Average Cash Cost of Sales per Ton (1)(2)	$59.15	$203.06	$65.42	$90.34	$341.79	$92.87
Average Cash Cost of Production per Ton (1)	$56.27	$192.36	$70.65	$76.16	$102.96	$76.89

(1)         Average Cash Cost of Sales per Ton is based on reported Cost of Sales and includes items such as freight, royalties, manpower, fuel and other similar production and sales cost items but excludes depreciation, depletion and postretirement benefits. Average Cash Cost of Production per Ton is based on period costs of mining and includes items such as manpower, fuel and other similar production items but excludes depreciation, depletion and postretirement benefits. Average Cash Cost per Ton is a non-GAAP financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe Average Cash Cost per Ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Average Cash Cost of Sales per Ton may not be comparable to similarly titled measures used by other companies.

(2)         Reconciliation of Cash Cost of Sales per Ton to Cost of Sales as disclosed (in thousands USD):

	Three Months Ended March 31,
	2014	2013
Cash Cost of Sales as calculated from above (sales tons times average cash cost per ton)	$303,924	$367,681
Cash Cost of other products	45,951	53,253
Total Cost of Sales	$349,875	$420,934

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
Unaudited

	March 31,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$404,715	$260,818
Receivables, net	254,874	281,763
Inventories	311,167	312,647
Deferred income taxes	33,864	37,067
Prepaid expenses	29,261	39,022
Other current assets	14,209	18,031
Total current assets	1,048,090	949,348
Mineral interests, net	2,887,136	2,905,002
Property, plant and equipment, net	1,615,419	1,637,552
Other long-term assets	98,020	98,958
TOTAL ASSETS	$5,648,665	$5,590,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$15,379	$9,210
Accounts payable	72,213	92,712
Accrued expenses	165,633	133,870
Accumulated postretirement benefits obligation	30,462	30,036
Other current liabilities	225,851	214,073
Total current liabilities	509,538	479,901
Long-term debt	2,918,066	2,769,622
Deferred income taxes	790,263	822,867
Accumulated postretirement benefits obligation	573,324	570,712
Other long-term liabilities	187,865	195,064
TOTAL LIABILITIES	4,979,056	4,838,166
STOCKHOLDERS’ EQUITY	669,609	752,694
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,648,665	$5,590,860

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE THREE MONTHS ENDED MARCH 31, 2014
($ in thousands, except per share amounts)
Unaudited

					Accumulated
			Capital in		Other
		Common	Excess of	Accumulated	Comprehensive
	Total	Stock	Par Value	Deficit	Loss

Balance at December 31, 2013	$752,694	$626	$1,613,256	$(698,930)	$(162,258)

Net loss	(92,178)	—	—	(92,178)	—
Other comprehensive income, net of tax	7,362	—	—	—	7,362
Dividends paid, $0.01 per share	(626)	—	(626)	—	—
Stock-based compensation	2,523	—	2,523	—	—
Other	(166)	—	(166)	—	—
Balance at March 31, 2014	$669,609	$626	$1,614,987	$(791,108)	$(154,896)

WALTER ENERGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Unaudited

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months
	ended March 31,
($ in thousands)	2014	2013

Net loss	$(92,178)	$(49,444)
Interest expense	79,396	52,618
Interest income	(75)	(650)
Income tax benefit	(35,961)	(66,039)
Depreciation and depletion expense	76,424	81,190
Earnings before interest, income taxes, and depreciation and depletion (EBITDA) (1)	27,606	17,675
Restructuring charges	—	7,440
Other items, including proxy contest expenses and foreign currency adjustments	(3,076)	6,838
Loss on interest rate swap hedge ineffectiveness	1,701	—
Adjusted EBITDA (2)	$26,231	$31,953

RECONCILIATION OF ADJUSTED NET LOSS TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months
	ended March 31,
($ in thousands)	2014	2013

Net loss	$(92,178)	$(49,444)
Restructuring charges, net of tax	—	4,851
Other items, including proxy contest expenses and foreign currency adjustments, net of tax	(1,999)	4,449
Adjusted net loss (3)	$(94,177)	$(40,144)

Weighted average number of diluted shares outstanding	62,601,240	62,598,990

Adjusted diluted loss per share:	$(1.50)	$(0.64)

(1)         EBITDA is defined as net loss before interest expense, interest income, income taxes, and depreciation and depletion expense. EBITDA is a financial measure which is not calculated in conformity with GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA may not be comparable to similarly titled measures used by other companies.

(2)         Adjusted EBITDA is defined as EBITDA further adjusted to exclude restructuring charges, loss on interest rate swap hedge ineffectiveness and other items including proxy contest expenses and foreign currency adjustments.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(3)         Adjusted net loss is defined as net loss net of restructuring charges and other items including proxy contest expenses and foreign currency adjustments, net of tax.  Adjusted net loss is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted net loss are significant to a reader in understanding and assessing our results of operations.  Therefore, Adjusted net loss should not be considered in isolation, nor as an alternative to net loss under generally accepted accounting principles.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)
Unaudited

	For the three months ended March 31,
	2014	2013
OPERATING ACTIVITIES
Net loss	$(92,178)	$(49,444)

Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:

Depreciation and depletion	76,424	81,190
Deferred income tax benefit	(33,369)	(61,941)
Amortization of debt issuance costs	18,491	9,982
Other	6,847	14,922

Decrease (increase) in current assets:
Receivables	26,827	(58,494)
Inventories	3,943	5,428
Prepaid expenses and other current assets	9,735	6,502

Increase (decrease) in current liabilities:
Accounts payable	(25,253)	22,534
Accrued interest	27,034	14,054
Accrued expenses and other current liabilities	16,889	(4,131)
Cash flows provided by (used in) operating activities	35,390	(19,398)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(12,281)	(34,027)
Other	(151)	1,021
Cash flows used in investing activities	(12,432)	(33,006)

FINANCING ACTIVITIES
Proceeds from issuance of debt	553,000	450,000
Borrowings under revolving credit agreement	137,921	320,778
Repayments on revolving credit agreement	(137,921)	(320,778)
Retirements of debt	(409,924)	(254,687)
Dividends paid	(626)	(7,816)
Debt issuance costs	(20,343)	(15,163)
Other	(166)	(328)
Cash flows provided by financing activities	121,941	172,006

EFFECT OF FOREIGN EXCHANGE RATES ON CASH	(1,002)	(412)

Net increase in cash and cash equivalents	143,897	119,190
Cash and cash equivalents at beginning of period	260,818	116,601
Cash and cash equivalents at end of period	$404,715	$235,791